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                                                                    Exhibit 12.4

                                     NSTAR
               Computation of Ratio of Earnings to Fixed Charges
                   and Preferred Stock Dividend Requirements
                     Twelve Months Ended December 31, 1999
                                (in thousands)

Net income from continuing operations                    $146,463
Income taxes                                               60,141
Fixed charges                                             145,364
                                                         --------
    Total                                                $351,968
                                                         ========
Interest expense                                         $128,364
Interest component of rentals                              17,000
                                                         --------
    Subtotal                                              145,364
                                                         --------
Preferred stock dividend requirements                       8,406
                                                         --------
    Total                                                $153,770
                                                         ========
Ratio of earnings to fixed charges and preferred
stock dividend requirements                                  2.29
                                                             ====

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